Exhibit 5.1
Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson




                                 March 30, 2004



Multimedia Games, Inc.
206 Wild Basin Road
Building B, Fourth Floor
Austin, Texas 78746

RE:  REGISTRATION STATEMENT ON FORM S-8

Dear Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8, to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") issued or issuable upon the exercise of options granted under your 2002 Stock Option Plan (the "2002 Plan") and the 2003 Outside Directors Stock Option Plan (together with the 2002 Plan, the "Plans") referred to therein. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance of the Shares.

     It is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plans, will be legally and validly issued, fully paid, and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                         Very truly yours,

                        /s/ HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.
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